Exhibit 10.1

DIRECTORS COMPENSATION SUMMARY

Outside directors receive compensation for board service.

That compensation includes:

Annual Retainer:	$4,000 for all outside directors

Annual Stipend:	Board Chairman - $15,000

Audit Committee Chairman - $15,000

Compensation Committee Chairman - $3,000

Attendance Fees:	$2,500 for each Board meeting

$2,000 for each Audit Committee meeting

$1,000 for each Compensation Committee meeting

Reduced to $500 in all cases for telephonic attendance.

Equity Grants:	The Company plans to continue to grant stock options to purchase 5,000 shares (or equivalent value) to each newly appointed outside director and annually to each continuing outside director.

Plus Expenses related to attendance